                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-11(c) or
                 Section240.14a-12

                     DONNA KARAN INTERNATIONAL INC.
------------------------------------------------------------
      (Name of Registrant as Specified In Its Charter)

------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if other than the
                        Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                                     [LOGO]

April 14, 2000

Dear Fellow Stockholder:

    You are cordially invited to attend the Annual Meeting of Stockholders, which will be held in the Haft Auditorium of the Fashion Institute of Technology, located at 27th Street and Seventh Avenue, New York, New York, on Thursday, May 25, 2000, at 10:00 a.m. (local time). Your Board of Directors and management look forward to greeting personally those stockholders able to attend.

    The enclosed notice and proxy statement contains details concerning the business to come before the meeting. You will note that the Board of Directors recommends a vote FOR the election of two directors to serve until the 2003 Annual Meeting of Stockholders and FOR the ratification of auditors. Please sign and return your proxy card in the enclosed envelope at your earliest convenience to assure that your shares will be represented and voted at the meeting even if you cannot attend.

    On behalf of the Board of Directors, thank you for your cooperation and continued support.

Sincerely,


[/S/ DONNA KARAN]                              [/S/ JOHN D. IDOL]
Donna Karan                                    John D. Idol
Chairman of the Board and                      Chief Executive Officer
Chief Designer

                                     [LOGO]

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            ------------------------

    The Annual Meeting of Stockholders of DONNA KARAN INTERNATIONAL INC. (the "Company") will be held in the Haft Auditorium at the Fashion Institute of Technology, 227 West 27th Street, New York, New York 10001 on Thursday, May 25, 2000, at 10:00 a.m. (local time), for the following purposes:

1.  to elect two Class I directors to hold office for a three-year term;

2. to ratify the appointment of Ernst & Young LLP as the independent auditors of the Company for the 2000 fiscal year; and

3. to transact any such other business as may properly come before the meeting and at any adjournment thereof.

    Holders of record of the Company's common stock as of the close of business on March 31, 2000 are entitled to notice of and to vote at the Annual Meeting of Stockholders and any adjournments or postponements thereof.

                                          By order of the Board of Directors

                                          [/S/ LYNN E. USDAN]

                                          Lynn E. Usdan
                                          SECRETARY

April 14, 2000

                             YOUR VOTE IS IMPORTANT
            WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING OF
      STOCKHOLDERS IN PERSON, PLEASE COMPLETE, SIGN, AND DATE THE ENCLOSED
          PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ADDRESSED,
                               STAMPED ENVELOPE.

                         DONNA KARAN INTERNATIONAL INC.
                               550 SEVENTH AVENUE
                            NEW YORK, NEW YORK 10018

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

    This Proxy Statement is furnished to the stockholders of Donna Karan International Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors for use at the annual meeting of stockholders of the Company (the "Annual Meeting") to be held in the Haft Auditorium at the Fashion Institute of Technology, 227 West 27(th) Street, New York, New York on May 25, 2000, and at any adjournment or postponements thereof. A copy of the notice of meeting accompanies this Proxy Statement. The approximate date on which this Proxy Statement and form of proxy are first being sent or given to stockholders is April 14, 2000.

    Only stockholders of record at the close of business on March 31, 2000, the record date for the Annual Meeting, are entitled to notice of and to vote at the meeting. On the record date, the Company had outstanding 21,989,949 shares of common stock, par value $.01 per share (the "common stock"), 18 shares of Class A common stock, par value $.01 per share, and two shares of Class B common stock, par value $.01 per share. These are the only securities of the Company entitled to vote at the Annual Meeting. Each share of common stock and Class A common stock is entitled to one vote on each matter properly brought before the Annual Meeting and each share of Class B common stock is entitled to nine votes on each matter properly brought before the Annual Meeting. The rights of holders of the common stock, Class A common stock, and Class B common stock are identical in all other respects.

    Stockholders who execute proxies may revoke them by giving written notice to the Secretary of the Company at any time before these proxies are voted. Attendance at the Annual Meeting will not have the effect of revoking a proxy unless the stockholder so attending shall, in writing, so notify the Secretary of the Annual Meeting at any time prior to the voting of the proxy.

    The presence, in person or by proxy, of the holders of at least a majority of the shares of common stock outstanding on the record date is necessary to have a quorum for the Annual Meeting. Abstentions and broker "non-votes" are counted as present for purposes of determining a quorum. A broker "non-vote" occurs when a nominee holding shares of common stock for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

    All proxies received pursuant to this solicitation will be voted except as to matters where authority to vote is specifically withheld and, where a choice is specified as to the proposal, they will be voted in accordance with such specification. If no instructions are given, the persons named in the proxy solicited by the Board of Directors of the Company intend to vote FOR the election of the nominees listed herein as Class I directors of the Company and FOR the ratification of the appointment of Ernst & Young LLP as independent auditors of the Company for the 2000 fiscal year. With regard to the election of directors, votes cast may be withheld from each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on all proposals except the election of directors and will have the same effect as a vote against a proposal. Broker "non-votes" have no effect on the outcome of the election of directors or the ratification of appointment of auditors.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    The only persons known by the Company to be the beneficial owners of more than five percent of the outstanding shares of common stock, as of March 15, 2000, are indicated below. AS DESCRIBED IN THE NOTES TO THE TABLE, CERTAIN OF THE NAMED INDIVIDUALS EITHER ARE MARRIED AND/OR SHARE VOTING AND INVESTMENT POWER WITH RESPECT TO CERTAIN SHARES OF COMMON STOCK. CONSEQUENTLY, SUCH SHARES ARE SHOWN AS BENEFICIALLY OWNED BY MORE THAN ONE PERSON:

NAME AND ADDRESS OF                                              AMOUNT AND NATURE       PERCENTAGE
BENEFICIAL OWNER                                              OF BENEFICIAL OWNERSHIP     OF CLASS
-------------------                                           -----------------------    ----------
Donna Karan.................................................         5,242,848(1)           23.8%
Stephan Weiss...............................................         5,242,848(1)           23.8%
Tomio Taki..................................................         4,245,174(2)           19.3%
Frank R. Mori...............................................         4,059,448(2)           18.5%
Takihyo Inc.................................................         3,183,881(2)           14.5%
H.R.H. Prince Alwaleed Bin Talal Bin Abdulaziz Al Saud......         1,501,350(3)            6.8%

------------------------

(1) The shares attributed to Ms. Karan include shares held of record by Mr. Weiss (her husband), a trust for the benefit of the children of Ms. Karan and Mr. Weiss (the "KW Trust"), and Gabrielle Studio, Inc., a corporation wholly-owned by Ms. Karan, Mr. Weiss, and the KW Trust ("Gabrielle Studio"). The shares attributed to Mr. Weiss include shares held of record by Ms. Karan, the KW Trust, and Gabrielle Studio. All of such shares are subject to the stockholders agreement described herein. See "ELECTION OF DIRECTORS--Certain Voting Arrangements." Ms. Karan has sole voting and investment power with respect to the shares held of record by her, and Mr. Weiss has sole voting and investment power with respect to the shares held of record by him and the KW Trust. Ms. Karan and Mr. Weiss have shared voting and investment power with respect to shares held of record by Gabrielle Studio. Ms. Karan and Mr. Weiss each disclaim beneficial ownership of the shares held of record by the other, the KW Trust, and Gabrielle Studio. The total does not include the nine shares of Class A common stock held by each of Ms. Karan and Mr. Weiss, which are subject to the voting agreement described herein. The business address of Ms. Karan and Mr. Weiss is 550 Seventh Avenue, New York, New York 10018.

(2) The shares attributed to Messrs. Taki and Mori include shares held of record by Takihyo Inc. Each of Messrs. Taki and Mori has a pecuniary interest in only a portion of such shares, and each disclaims beneficial ownership except to the extent of such interest. All of such shares are subject to the stockholders agreement described herein. See "ELECTION OF DIRECTORS--Certain Voting Arrangements." Each of Messrs. Taki and Mori has sole voting and investment power with respect to the shares held of record by him and share voting and investment power with respect to the shares held of record by Takihyo Inc. The total does not include the one share of Class B common stock held by each of Messrs. Taki and Mori, which are subject to the voting agreement described herein. The business address of Messrs. Taki and Mori and Takihyo Inc. is 45 West 45th Street, New York, New York 10036.

(3) According to a Schedule 13D filed on September 29, 1997 by His Royal Highness Prince Alwaleed Bin Talal Bin Abdulaziz Al Saud ("HRH"), HRH is a citizen of the Kingdom of Saudi Arabia and has sole voting power and investment power with respect to the shares held of record by him. The business address of HRH is P.O. Box 8653, Riyadh, 11492, Kingdom of Saudi Arabia.

                                  PROPOSAL ONE
                             ELECTION OF DIRECTORS

    The Board of Directors currently consists of three classes of directors, as nearly equal in number as possible. Directors hold office for staggered terms of three years (or less if they are filling a vacancy) and until their successors are elected and qualified, or until their earlier resignation or removal. One of the three classes, comprising approximately one-third of the directors, is elected each year to succeed the directors whose terms are expiring. The Company currently has seven directors, consisting of two Class I Directors, two Class II Directors, and three Class III Directors. There is one vacancy in each of Class I and Class II. The terms of the two current Class I Directors expire at the Annual Meeting. The directors in Classes II and III are serving terms expiring at the Company's annual meeting of stockholders in 2001 and 2002, respectively.

    The Board of Directors has designated John D. Idol and John Eyler as the two nominees for reelection as Class I directors for a term expiring at the annual meeting of stockholders in 2003.

    Each nominee has consented to being named as a nominee in this Proxy Statement and to serve if elected. If either nominee should become unavailable for any reason, which management does not anticipate, the proxy will be voted for any substitute nominee or nominees who may be selected by the management prior to or at the Annual Meeting, or, if no substitute is selected by management prior to or at the Annual Meeting, for a motion to reduce the membership of the Board to the number of nominees available. In no event will any proxies be voted for a greater number of persons than the number of nominees named below. Directors will be elected by a plurality of the votes cast. The information concerning the nominees and each director continuing in office and their security holdings has been furnished by them to the Company.

    In accordance with the terms of John D. Idol's employment agreement, each of the Karan/Weiss Group and the Takihyo Group (each, as hereinafter defined) has agreed to vote the shares of common stock held by it in favor of Mr. Idol's election to the Board of Directors. The Karan/Weiss Group and the Takihyo Group hold an aggregate of 43.1% of the outstanding common stock. Accordingly, it is likely that Mr. Idol will be reelected as a director of the Company.

    THE BOARD RECOMMENDS A VOTE FOR EACH NOMINEE AS A DIRECTOR TO HOLD OFFICE UNTIL THE 2003 ANNUAL MEETING. PROXIES RECEIVED BY THE COMPANY WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY IN THEIR PROXY A CONTRARY CHOICE.

NOMINEES FOR ELECTION AS DIRECTORS:

    CLASS I NOMINEES FOR DIRECTORS WHOSE TERMS EXPIRE IN 2003

    JOHN D. IDOL, 41, joined the Company in July 1997 and has served as Chief Executive Officer and a director of the Company since August 1997. Prior to joining the Company, Mr. Idol was employed by Polo Ralph Lauren Corporation, a publicly-traded apparel company, from 1984 through July 1997, most recently as Group President, Product Licensing, including Home Collection operations.

    JOHN EYLER, 52, has served as a director of the Company since April 1999. Since January 2000, Mr. Eyler has been President and Chief Executive Officer and a director of Toys "R" Us, a worldwide retailer of children's products. From June 1992 to January 2000, he was Chairman and Chief Executive Officer of F.A.O. Schwarz, an upscale retailer of toys. From 1989 to 1992, Mr. Eyler was the Chief Executive Officer of the retail subsidiary of Hartmarx Corporation, a men's clothing manufacturer, and from 1983 to 1989 was Chairman/Chief Executive Officer of MainStreet, a retail division of Federated Department Stores.

DIRECTORS WHOSE TERMS OF OFFICE CONTINUE:

    CLASS II DIRECTORS WHOSE TERMS EXPIRE IN 2001

    STEPHAN WEISS, 61, has served on the Board of Directors since April 1996 and as Vice Chairman since July 1996. From 1985 to 1992, Mr. Weiss served as the Operating Principal of the Company and from 1993 through 1995 as the Co-Chief Executive Officer of the Company. During that time, Mr. Weiss served the Company in various capacities, including having direct supervisory responsibility at various times for the legal department, licensing, new business ventures, and developing the Creative Services Department. Since July 1997, Mr. Weiss has served the Company in an advisory capacity. Mr. Weiss is the husband of Ms. Karan.

    M. WILLIAM BENEDETTO, 58, a founder and principal of Benedetto, Gartland & Company Inc., a New York-based private placement and investment banking firm, has served as a director of the Company since July 1996. Before founding this firm in 1988, Mr. Benedetto was a senior executive in the investment banking industry.

    CLASS III DIRECTORS WHOSE TERMS EXPIRE IN 2002

    DONNA KARAN, 51, founded the Company along with Stephan Weiss, Tomio Taki, Frank R. Mori, and Takihyo Inc. in 1984 and has served as Chief Designer of the Company from the date of its formation and Chief Executive Officer from the date of the Company's formation until August 1997. Ms. Karan has served on the Board of Directors of the Company since April 1996, and has served as Chairman of the Board since July 1996. Immediately prior to the formation of the Company, Ms. Karan was the head designer at Anne Klein & Company. Ms. Karan is a member of the Board of Directors of the Council of Fashion Designers of America ("CFDA"), the Design Industries Foundation for AIDS, and the Martha Graham Center of Contemporary Dance. Ms. Karan also serves as a member of the Board of Governors of the Parsons School of Design, a division of The New School. Ms. Karan was honored as the CFDA's Designer of the Year in 1985 and 1990, as its Menswear Designer of the Year in 1992, and as its Womenswear Designer of the Year in 1996. Ms. Karan is the wife of Mr. Stephan Weiss, Vice Chairman of the Company.

    ANN MCLAUGHLIN, 58, has served as a director of the Company since January 1997. Ms. McLaughlin has been Chairman of The Aspen Institute, an international non-profit, educational and public policy organization dedicated to serving leaders throughout the world, since August 1996 and served as Vice Chairman of this institute since August 1993. From May 1990 to September 1995, Ms. McLaughlin served as President of the Federal City Council, Washington, D.C., a non-profit, non-partisan organization. From 1987 to 1989, Ms. McLaughlin was the United States Secretary of Labor. She also served as Chairman of the President's Commission on Aviation Security and Terrorism from 1989 to 1990 and as Under Secretary of the Department of the Interior from 1984 to 1987. Ms. McLaughlin is a director of AMR Corporation and its subsidiary, American Airlines Inc., Microsoft Corporation, Fannie Mae, General Motors Corporation, Host Marriott Corporation, Kellogg Company, Nordstrom, Vulcan Materials Company, and Harman International Industries, Inc.

    FRANK R. MORI, 59, has served as a director of the Company since January 2000 and founded the Company along with Donna Karan, Stephan Weiss, Tomio Taki, and Takihyo Inc. in 1984. Since 1986, Mr. Mori has served as Co-Chief Executive Officer and President of Takihyo Inc., which has been a financial holding company since July 1999. Prior to that time, Takihyo Inc. owned the Anne Klein group of companies, a women's apparel company, including Anne Klein & Company, of which Mr. Mori was President and Chief Executive Officer from 1975 to July 1999. Mr. Mori also is a director of The Stride Rite Corporation.

SECURITY OWNERSHIP OF MANAGEMENT

    The table below sets forth the beneficial ownership of the common stock as of March 15, 2000 (i) by each current director, (ii) by each of the executive officers named in the "Summary Compensation Table," and (iii) by all directors and executive officers of the Company as a group.

                                                                          AMOUNT AND NATURE OF
                                                                          BENEFICIAL OWNERSHIP
                                                                           OF COMMON STOCK AS      PERCENTAGE
NAME                                                POSITION               OF MARCH 15, 2000        OF CLASS
----                                    --------------------------------  --------------------     ----------
Donna Karan..........................   Chairman of the Board and Chief         5,242,848(1)          23.8%
                                        Designer
Stephan Weiss........................   Vice Chairman of the Board              5,242,848(1)          23.8%
John D. Idol.........................   Chief Executive Officer and               449,783(2)           2.0%
                                        Director
M. William Benedetto.................   Director                                   12,000(3)              *
John Eyler...........................   Director                                   13,000(4)              *
Ann McLaughlin.......................   Director                                   11,500(5)              *
Frank R. Mori........................   Director                                4,059,448(6)          18.5%
Lee Goldenberg.......................   Corporate Executive Vice                   39,047(7)              *
                                        President, Worldwide Operations
Joseph B. Parsons....................   Corporate Executive Vice                   49,496(7)              *
                                        President, Chief Financial and
                                        Administrative Officer
Lynn E. Usdan........................   Corporate Senior Vice President,            5,879(7)              *
                                        General Counsel, and Secretary
All directors and executive officers
  of the Company as a group (10
  persons)...........................                                           9,883,001(8)          44.9%

------------------------

*   Less than one percent (1%).

(1) The shares attributed to Ms. Karan include shares held of record by Mr. Weiss, the KW Trust, and Gabrielle Studio. The shares attributed to Mr. Weiss include shares held of record by Ms. Karan, the KW Trust, and Gabrielle Studio. All of such shares are subject to the stockholders agreement described herein. See "Certain Voting Arrangements" below. Ms. Karan has sole voting and investment power with respect to the shares held of record by her and Mr. Weiss has sole voting and investment power with respect to the shares held of record by him and the KW Trust. Ms. Karan and Mr. Weiss have shared voting and investment power with respect to shares held of record by Gabrielle Studio. Ms. Karan and Mr. Weiss each disclaim beneficial ownership of the shares held of record by the other, the KW Trust, and Gabrielle Studio. Does not include the nine shares of Class A common stock held by each of Ms. Karan and Mr. Weiss, which are subject to the voting agreement described herein.

(2) Represents shares subject to restricted stock awards.

(3) Includes 1,000 shares jointly owned with Mr. Benedetto's wife, 500 shares subject to a restricted stock award, and 9,000 shares which may be acquired upon the exercise of options which are presently exercisable or which will become exercisable within 60 days of March 15, 2000. Does not include 8,286 stock units held in stock accounts under the Company's Director's Deferred Compensation Plan, the value of which depends directly upon the market price of the common stock.

(4) Includes 500 shares subject to a restricted stock award and 7,500 shares, which may be acquired upon the exercise of options which are presently exercisable or which will become exercisable within 60 days

                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)

(FOOTNOTES CONTINUED FROM PRECEDING PAGE)

    of March 15, 2000. Does not include 3,161 stock units held in stock accounts under the Company's Director's Deferred Compensation Plan, the value of which depends directly upon the market price of the common stock.

(5) Includes 500 shares subject to a restricted stock award and 8,500 shares, which may be acquired upon the exercise of options which are presently exercisable or which will become exercisable within 60 days of March 15, 2000. Does not include 3,173 stock units held in stock accounts under the Company's Director's Deferred Compensation Plan, the value of which depends directly upon the market price of the common stock.

(6) The shares attributed to Mr. Mori include 3,183,881 shares held of record by Takihyo Inc. Mr. Mori has a pecuniary interest in only a portion of such shares, and disclaims beneficial ownership except to the extent of such interest. All of such shares are subject to the stockholders agreement described herein. See "Certain Voting Arrangements." Mr. Mori has sole voting and investment power with respect to the shares held of record by him and shares voting and investment power with respect to the shares held of record by Takihyo Inc. The total does not include the one share of Class B common stock held by Mr. Mori, which is subject to the voting agreement described herein.

(7) Includes for Mr. Goldenberg, 38,947 shares subject to restricted stock awards; represents for Mr. Parsons, 49,496 shares subject to restricted stock awards; and includes for Ms. Usdan, 5,479 shares which may be acquired upon the exercise of options which are presently exercisable or which will become exercisable within 60 days of March 15, 2000.

(8) Includes or excludes (as the case may be) the shares described in footnotes 2, 3, 4, 5, 6, and 7 above.

CERTAIN VOTING ARRANGEMENTS

    Pursuant to a stockholders agreement, Ms. Karan, Mr. Weiss, the KW Trust, and Gabrielle Studio, a corporation wholly-owned by Ms. Karan, Mr. Weiss, and the KW Trust (collectively, the "Karan/Weiss Group"), are entitled to designate one member to the Board of Directors of the Company (in addition to Ms. Karan and Mr. Weiss) as long as the combined ownership of the shares of common stock held by members of the Karan/Weiss Group is not less than 20% of the then outstanding common stock. Additionally, pursuant to such stockholders agreement, Mr. Tomio Taki, Mr. Frank R. Mori, Takihyo Inc., and certain affiliates of Messrs. Taki and Mori (collectively, the "Takihyo Group") are entitled to designate (a) two members of the Board of Directors until such time as the Takihyo Group sells any shares of common stock owned by it (other than shares distributed to stockholders of Takihyo Inc.) and (b) thereafter, one member of the Board of Directors as long as the Takihyo Group owns not less than 10% of the then outstanding common stock, except that if either Mr. Taki or Mr. Mori is otherwise able to serve, and is serving, as the one designee of the Takihyo Group, then such person shall be entitled to continue to serve as a director as long as the Takihyo Group continues to own not less than 5% of the then outstanding common stock. The stockholders agreement provides that neither Mr. Mori, Mr. Taki, nor any other affiliate of the Takihyo Group may serve as a director as long as the Takihyo Group has an ownership interest in, or either of such person is an officer or director of, Anne Klein & Company or any other competitor of the Company. Pursuant to the stockholders agreement, the Karan/Weiss Group, on the one hand, and the Takihyo Group, on the other hand, have agreed to vote the shares of common stock owned by them for each other's designees (and, in the case of the Takihyo Group, for Ms. Karan and Mr. Weiss) as directors. The designee to the Board of Directors of the Karan/Weiss Group and the designees of the Takihyo Group (other than Messrs. Taki or Mori) must be reasonably satisfactory to the Company's Board of Directors. Mr. Mori currently is serving on the Board as the designee of the Takihyo Group. Additionally, Ms. Karan and Mr. Weiss, each of whom holds nine shares of Class A common stock, and Messrs. Taki and Mori, each of whom holds one share of Class B common stock, have agreed in writing that, if the holders of Class A common stock or Class B common stock are entitled to vote separately as a class with respect to a matter, they will vote their respective shares of Class A and Class B common stock as nearly as possible in the same manner as the holders of a majority of the shares of common stock vote their shares with respect to such matter.

DIRECTOR COMPENSATION

    Directors who are employees of the Company receive no compensation, as such, for service as members of the Board of Directors or its committees.

    Each director who is not an employee or officer of the Company or a subsidiary thereof ("Eligible Directors") receives an annual retainer of $25,000 and $1,000 for each Board and Committee meeting attended. The chairman of each Committee receives an additional retainer fee of $2,500 per annum.

    Each Eligible Director is eligible to receive options under the Company's 1996 Non-Employee Directors Stock Option Plan (the "Directors' Plan"). The Directors' Plan provides that, on the date of initial election or appointment to the Board, each Eligible Director is granted a non-qualified option to purchase 7,500 shares of common stock. Thereafter, other than with respect to the year in which an Eligible Director receives an initial grant of options, as of the first day of the month following the annual meeting of stockholders, each Eligible Director is entitled to receive a non-qualified option to purchase 1,000 shares of common stock. The options have an exercise price equal to the fair market value of the common stock on the date of grant, vest on the first anniversary of the date of grant, and have a 10-year term. In addition, options granted and not previously exercisable will become vested and fully exercisable immediately upon a change in control of the Company (as defined in the Directors' Plan). Neither Ms. Karan, Mr. Weiss nor Mr. Mori (nor Mr. Taki, if he is serving as a director) is eligible to receive options under the Directors' Plan. The Directors' Plan authorizes the issuance of up to 100,000 shares of common stock, subject to adjustments in certain circumstances.

    Each Eligible Director also will receive a grant of a restricted stock award under the Company's 1998 Non-Employee Director Restricted Stock Plan. Each Eligible Director will receive an award of 500 shares of common stock as of the first day of the month following the annual meeting of stockholders, which award will vest on the first anniversary of the date of grant. In addition, the restricted stock award will become fully vested upon a change in control of the Company (as defined in the plan). Neither Ms. Karan, Mr. Weiss nor Mr. Mori (nor Mr. Taki, if he is serving as a director) is eligible to receive restricted stock awards under the Non-Employee Director Restricted Stock Plan.

    Eligible Directors also will be eligible to participate in a Voluntary Deferred Compensation Plan for Non-Employee Directors of the Company (the "Deferred Compensation Plan"). Pursuant to the Deferred Compensation Plan, an Eligible Director, upon his or her election, may defer payment of his or her cash retainer and meeting fees for five years or until he or she ceases to be a director. The deferred amounts, at the election of the director, during the deferral period either (i) are credited with interest at prescribed rates or
(ii) are converted to the equivalent of that number of shares of the Company's common stock (based on the market price at the time of the deferral) that could be purchased with the deferred amounts. All payments under the Deferred Compensation Plan are in the form of cash. The Deferred Compensation Plan provides that lump-sum payments of all deferred compensation will be made as soon as administratively feasible following the date that (i) the participating director ceases to be a member of the Board of Directors or (ii) the Deferred Compensation Plan is terminated. Neither Ms. Karan, Mr. Weiss nor Mr. Mori (nor Mr. Taki, if he is serving as a director) is eligible to participate in the Deferred Compensation Plan.

BOARD COMMITTEES AND MEMBERSHIP

    The Company has an Audit Committee of the Board of Directors, consisting entirely of outside directors, the current members of which are Mr. Benedetto, Mr. Eyler, and Ms. McLaughlin. The Audit Committee held eight meetings in 1999. The Audit Committee recommends annually to the Board of

Directors the appointment of the independent auditors of the Company, and reviews with the independent auditors the scope and results of the Company's audits, the Company's internal accounting controls, and the professional services furnished by the independent auditors to the Company.

    The Company also has a Compensation Committee of the Board of Directors consisting of Mr. Benedetto, Mr. Eyler and Ms. McLaughlin. The Compensation Committee reviews and approves annual salaries and bonuses for all executive officers and key members of the Company's design teams and management staff, and reviews and approves the terms and conditions of all employee benefit plans or changes thereto. The Compensation Committee has created an Incentive Compensation Subcommittee to address all issues before the Compensation Committee that require decisions by directors who qualify as outside directors under Section 162(m) of the Internal Revenue Code of 1986, as amended, and as non-employee directors under Section 16(b) of the Securities Exchange Act of 1934, as amended. The Incentive Compensation Subcommittee reviews and approves grants of stock options and stock awards pursuant to the Company's 1996 Stock Incentive Plan. Currently, the members of the Incentive Compensation Subcommittee are identical to the Compensation Committee. In 1999, the Compensation Committee and Incentive Compensation Subcommittee met five times.

    The Company does not have a nominating committee. In 1999, the Board of Directors held five meetings and committees of the Board held a total of 13 meetings. During 1999, all of the current directors attended at least 75% of the aggregate of all meetings of the Board of Directors and the committees of the Board of Directors on which such director served.

                             EXECUTIVE COMPENSATION

    The following table sets forth certain information concerning the compensation earned for services rendered in all capacities for the 1999, 1998, and 1997 fiscal years by the Chief Executive Officer and the four most highly compensated executive officers of the Company (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                               LONG-TERM
                                                           ANNUAL                            COMPENSATION
                                                        COMPENSATION                            AWARDS
                                           ---------------------------------------   -----------------------------
                                                                                                        SECURITIES
                                                                      OTHER ANNUAL   RESTRICTED STOCK   UNDERLYING      OTHER
      NAME AND PRINCIPAL         FISCAL                     BONUS     COMPENSATION        AWARDS         OPTIONS     COMPENSATION
           POSITION               YEAR     SALARY($)         ($)         ($)(3)            ($)            (#)(6)        ($)(8)
------------------------------  --------   ---------       --------   ------------   ----------------   ----------   ------------
DONNA KARAN (1)...............    1999      438,461(2)     326,603       --               --               --           --
  Chairman of the Board and       1998      500,000          --          --               --               --           --
  Chief Designer                  1997      490,384          --          --               --               --           --

JOHN D. IDOL (1)..............    1999      900,000        750,000       --              418,997(4)        --            5,000
  Chief Executive Officer         1998      900,000        750,000       --               --              200,000(7)     4,228
                                  1997      362,971        535,000       --            1,565,625(5)       400,000       --

LEE GOLDENBERG................    1999      350,186        250,833       --               75,421(4)        25,000       34,621(9)
  Corporate Executive Vice        1998      350,000        175,000       --               --               18,000(7)    30,920(9)
  President, Worldwide            1997      312,321          --          --               --               18,000        4,714
  Operations

JOSEPH B. PARSONS.............    1999      348,654        350,000       --               75,421(4)        35,000       40,054(9)
  Corporate Executive Vice        1998      315,000        207,500       64,707           --               18,000(7)    30,372(9)
  President, Chief Financial      1997      308,531          --          --               --               18,000        4,750
  and Administrative Officer

LYNN E. USDAN.................    1999      294,230        165,000       --               37,711(4)        --           27,961(9)
  Corporate Senior Vice           1998      250,000         87,500       --               --                3,000(7)     4,800
  President, General Counsel,     1997      198,461         41,667       --               --                2,500        4,750
  and Secretary

------------------------------

(1) Mr. Idol became Chief Executive Officer of the Company on August 11, 1997, at which time Ms. Karan resigned as Chief Executive Officer.

(2) In connection with and in support of the restructuring announced by the Company in November 1999, Ms. Karan agreed that for the balance of fiscal 1999 and for fiscal 2000 and fiscal 2001 her annual base salary will be reduced to $100,000. See "Employment Arrangements" below.

(3) Except as indicated, the aggregate amount of perquisites and other personal benefits awarded to, earned by, or paid to each Named Executive Officer was less than either $50,000 or 10% of the total of annual salary and bonus for that executive officer during each of these years. Includes for Mr. Parsons in fiscal 1998 a one-time payment of $48,032 for reimbursement of relocation expenses and an annual automobile allowance of $14,400.

(4) Under the Company's 1999 Equity Grant Program, a restricted stock award was granted on March 24, 2000 to each Named Executive Officer (other than Ms. Karan) as follows: Mr. Idol--56,332 shares; Mr. Goldenberg--10,140 shares; Mr. Parsons--10,140 shares; and Ms. Usdan--5,070 shares. These shares vest on the fifth anniversary of the date of grant or earlier in 20% increments if the common stock trades at specified price levels. The amounts in the table reflect the market value of such restricted stock awards (without consideration of the restrictions), based on the closing price of the common stock on the date of grant.

(5) Reflects the dollar value (without consideration of the restrictions) of a restricted stock award of 150,000 shares granted to Mr. Idol pursuant to his employment agreement, based on the closing price of the common stock on the date of grant. These shares vest on the fifth anniversary of the date of grant or earlier in 20% increments if the common stock trades at specified price levels. Based on the closing price of the common stock at the end of fiscal 1999, the market value of such shares (without consideration of the restrictions) was $984,375.

(6) All of the options in the table (other than those held by Ms. Usdan) were cancelled effective March 3, 2000, pursuant to each Named Executive Officer's election under the 2000 Executive Officer Exchange Program. In connection therewith, restricted stock awards were granted as follows:
    299,783 shares for Mr. Idol, with a market value on the date of grant (without consideration of the restrictions) of $2,229,636; 38,947 shares for Mr. Goldenberg, with a market value on the date of grant (without consideration of the restrictions) of $289,668; and 49,496 shares for Mr. Parsons, with a market value on the date of grant (without consideration of the restrictions) of $368,125. These shares vest on the third anniversary of the date of grant or earlier in 20% increments if the common stock trades at specified price levels.

                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)

(FOOTNOTES CONTINUED FROM PRECEDING PAGE)

(7) Reflects for Mr. Idol grants made to him in accordance with his employment agreement, including a grant of stock options for 100,000 shares of common stock made in March 1999 with respect to the Company's 1998 fiscal year. Reflects for Mr. Goldenberg, Mr. Parsons, and Ms. Usdan the grant of stock options made in March 1999 with respect to the Company's 1998 fiscal year. See note (6) above with respect to the cancellation of certain of these options.

(8) Unless otherwise noted, represents matching contributions under the Company's 401(k) Plan, which contributions vest after six years of plan service with the Company, as defined in the Plan.

(9) Includes contributions under the Company's deferred compensation plan, which contributions vest after the fifth anniversary of participation in the plan, in the following amounts: for the 1999 fiscal year, $30,051 for Mr. Goldenberg; $34,933 for Mr. Parsons; and $22,962 for Ms. Usdan; and for the 1998 fiscal year, $26,125 for Mr. Goldenberg; $26,250 for Mr. Parsons; and $16,875 for Ms. Usdan.

EMPLOYMENT ARRANGEMENTS

EMPLOYMENT AGREEMENT WITH MS. KARAN

    The Company's employment agreement with Ms. Karan provides for her employment as Chairman of the Board and Chief Designer and had an initial three-year term through December 31, 1999. The agreement is automatically renewable for successive three-year terms, unless otherwise terminated. The employment agreement provides for an annual base salary of $500,000, as adjusted annually for increases in the Consumer Price Index, and an annual bonus of up to 100% of base salary based on the adjusted pre-tax profits of the Company. In connection with and in support of the restructuring announced by the Company in November 1999, Ms. Karan agreed that for the balance of fiscal 1999 and for fiscal 2000 and fiscal 2001 her annual base salary will be reduced to $100,000 (as adjusted for increases in the Consumer Price Index).

    Ms. Karan may terminate her employment without reason with at least four months' notice to the Company. The employment agreement also may be terminated at any time by written notice by Ms. Karan for "good reason" if: (i) Ms. Karan (without her prior written consent) is no longer Chairman of the Board and the sole Chief Designer; (ii) Ms. Karan is assigned duties and responsibilities inconsistent with the employment agreement (without her prior written consent);
(iii) the Company fails to pay Ms. Karan all amounts required under the employment agreement; (iv) there is a material breach of the employment agreement by the Company; (v) there is a change in control of the Company, including as a result of certain changes in ownership of voting securities, an acquisition by a third party of 30% of the voting securities of the Company, mergers, sales of assets, and certain changes in the composition of the Board of Directors; (vi) there are any fundamental changes to the business or operations of the Company that are material (without her prior written consent); or (vii) a physician of recognized skill confirms to the Board of Directors in writing that Ms. Karan's continued employment with the Company would have a material adverse impact on her health or have an adverse effect on her ability to perform her duties to the Company. The employment agreement may be terminated by the Company only for "cause."

    If Ms. Karan terminates her employment with the Company for "good reason" or upon termination as a result of Ms. Karan's death or disability, the Company will pay to Ms. Karan (or her estate), a lump sum cash payment equal to the sum of her current base salary and incentive bonus from the prior year for the greater of one year and the remaining term of the employment agreement. The employment agreement also provides that for a period of one year following the termination of Ms. Karan's agreement, Ms. Karan will not participate or engage in, either directly or indirectly, any business activity that is directly competitive with the Company's then current principal product lines and price points and could reasonably be expected to have a material adverse effect on the Company. The employment agreement further provides that Ms. Karan will have no obligation to mitigate the Company's financial obligations in the event of her termination.

    During the term of the employment agreement, Ms. Karan is obligated to devote substantially all her business time and attention to the Company and, except with regard to Gabrielle Studio, may not have an interest in or perform a service that is in direct competition with the Company's principal product lines and price points, which activity could reasonably be expected to have a material adverse effect on the Company. Subject to the foregoing and provided there is no interference with Ms. Karan's primary obligations to the Company, Ms. Karan may engage in certain activities for her own personal benefit, such as personal endorsements and appearances; motion pictures; television; writing; speaking and teaching engagements; photography; the fine arts; designing for stage, film, and other media; architectural, industrial, and interior design (exclusive of home furnishings) and sales of limited edition products based on such designs; and consulting services in connection with the foregoing.

EMPLOYMENT AGREEMENT WITH MR. WEISS

    The Company's employment agreement with Mr. Weiss provides for his employment as Vice Chairman of the Board of Directors. The agreement is automatically renewable for successive one-year terms, unless otherwise terminated. In 1997, Mr. Weiss' agreement was amended to provide for the elimination of the duties and responsibilities of Mr. Weiss set forth in his employment agreement and his compensation therefor, for so long as Mr. Idol serves as Chief Executive Officer of the Company. Mr. Weiss' employment agreement is in other material respects relating to termination and non-competition similar to the employment agreement of Ms. Karan described above.

EMPLOYMENT AGREEMENT WITH MR. IDOL

    Mr. Idol's employment agreement with the Company provides for his employment as Chief Executive Officer of the Company until June 30, 2002. The agreement also provides for an automatic renewal for an indefinite term unless and until either party gives the other party 12 months' notice of termination. Pursuant to the employment agreement, Mr. Idol will be entitled to receive an annual base salary of $900,000 for the 1998 and 1999 fiscal years; $950,000 for the 2000 and 2001 fiscal years; $475,000 for the period from the beginning of the 2002 fiscal year through June 30, 2002 if the employment agreement is not renewed and $950,000 for each fiscal year thereafter. Mr. Idol is also entitled to receive, commencing with the 1998 fiscal year, a performance bonus (the "Performance Bonus Award") of up to $750,000 per year based on certain performance criteria and an incentive bonus (the "Incentive Bonus Award") of up to $2 million per year based on the Company attaining certain performance goals.

    The Performance Bonus Award is payable during each fiscal year during the term of his employment agreement if: (i) the Company's net income before taxes or extraordinary items ("Pre-Tax Income") increases by 10% or more over the actual Pre-Tax Income for the prior fiscal year, or (ii) the Company licensing revenues increase by 10% or more over the actual licensing revenues for the prior fiscal year. Even if the foregoing performance targets are not attained, Mr. Idol will be entitled to receive the Performance Bonus Award upon the attainment of the following additional performance targets for: (i) the 1999 fiscal year, if Pre-Tax Income is at least $11.5 million or licensing revenues are at least $8 million; (ii) the 2000 fiscal year, if Pre-Tax Income is at least $13.25 million or licensing revenues are at least $9.25 million; and/or
(iii) the 2001 fiscal year, if Pre-Tax Income is at least $15.25 million or licensing revenues are at least $10.25 million. The additional performance targets for the 2002 fiscal year and years thereafter during the term of Mr. Idol's employment agreement also will be based on Pre-Tax Income and licensing revenues (as described in the prior sentence) with such targets increasing by 10% per year.

    In addition, any amounts attained in excess of any performance target set forth for any fiscal year under the Performance Bonus Award may be applied to the applicable performance target for the next succeeding fiscal year or years. Moreover, if a performance target is not attained in a particular fiscal year, the attainment of such performance target in a subsequent fiscal year on a cumulative basis will result in the performance bonus being deemed earned for such prior and current fiscal years. There will be no partial payments if performance targets are not attained.

    The maximum performance bonus payable under the Performance Bonus Award for any fiscal year to Mr. Idol is $750,000 (prorated for partial years) plus any amount not earned in prior years with regard to the award, provided that, in all cases, the maximum amount payable for any fiscal year will not exceed $3 million.

    Mr. Idol will be eligible to earn an Incentive Bonus Award calculated as a percentage of Pre-Tax Income in excess of $30 million. For Pre-Tax Income of (i) $30 million to $75 million, the Incentive Bonus Award will be 2% of Pre-Tax Income; and (ii) $75 million to $100 million, the Incentive Bonus Award will be $1.5 million plus 1.5% of Pre-Tax Income in excess of $75 million. For Pre-Tax Income in excess of $100 million, the Incentive Bonus Award will be $1.875 million plus 1.0% of Pre-Tax Income in excess of $100 million. In no event will the Incentive Bonus Award for any fiscal year exceed $2 million. There will be no partial payments if the minimum performance targets are not met.

    Each of the Performance Bonus Award and the Incentive Bonus Award was approved by the Company's stockholders and is intended to comply with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended.

    In addition, Mr. Idol is entitled to receive $750,000, plus interest, upon the earliest to occur of the third anniversary of his employment agreement, termination of his employment, or a change in control of the Company (as defined), which amount the Company agreed to pay Mr. Idol when he joined the Company. Pursuant to this employment agreement upon commencement of Mr. Idol's employment, he was granted options to purchase 400,000 shares of common stock under the Company's 1996 Stock Incentive Plan. Pursuant to his agreement, Mr. Idol received options to purchase 100,000 shares of common stock in each of August 1998 and March 1999 and is entitled to receive options to purchase 100,000 shares of common stock on or about April 1, 2000 and 2001, provided that the Company has recorded income before income taxes and extraordinary items in the prior fiscal year. On January 24, 2000, the Incentive Compensation Subcommittee approved the 2000 Executive Officer Exchange Program (the "2000 Exchange Program") in order to, among other things, provide the Company's executive officers with more meaningful equity-based incentives and further the mutuality of interests between the Company and the Named Executive Officers. The 2000 Exchange Program permitted the Company's Named Executive Officers to elect to have the Company cancel all of their existing options and receive an award of restricted shares intended to have the same economic value as the options, determined on a Black-Scholes basis.

    On March 3, 2000, Mr. Idol elected to have all of his vested and unvested options (options to purchase an aggregate of 600,000 shares of common stock) canceled and replaced with an award of 299,783 shares of restricted stock. The restricted shares will vest on the third anniversary of the date of grant or earlier in 20% increments if the common stock trades at price levels ranging between $12 and $20 per share.

    In addition, Mr. Idol agreed that the option grants to be made on or about April 1, 2000 and 2001 will be made in accordance with the terms of the Executive Officer Restricted Share Grant Program (the "Equity Grant Program"). The Equity Grant Program provides that in lieu of option grants, Mr. Idol will be entitled to receive a grant of restricted shares intended to have the same economic value as the options. The restricted shares will vest on the fifth anniversary of the date of grant or earlier in 20% increments if the common stock trades as specified price levels. On March 24, 2000, Mr. Idol received a grant of 56,332 shares of restricted stock under the 1999 Equity Grant Program. Under the 2000 Equity Grant Program, in no event will the number of restricted shares to be granted for fiscal 2000 exceed 56,000 shares of common stock.

    Pursuant to this employment agreement, in 1997 the Company also granted Mr. Idol 150,000 shares of restricted common stock, which shares vest on the fifth anniversary of date of grant or earlier in 20% increments if the common stock trades at price levels ranging between $16 and $24 per share. Mr. Idol is entitled to participate in the Company's benefit plans and the Company has agreed to maintain a term life insurance policy on the life of Mr. Idol in the amount of $5 million payable to his beneficiaries.

    The employment agreement with Mr. Idol requires 60 days' notice of intent to terminate by Mr. Idol and three months' written notice of intent to terminate by the Company if Mr. Idol is terminated "without cause" (as defined) (or for a shorter period of time if terminated for "cause" (as defined)). Mr. Idol has also agreed not to compete with the business of the Company for a period of one-year following termination of his employment with the Company for any reason other than "good reason" (as defined). If Mr. Idol is terminated by the Company "without cause" or he terminates his employment for "good reason" prior to June 30, 2002, Mr. Idol will be entitled to receive the sum of 2.99 times his base salary plus two times his total bonus compensation (including his performance bonus and incentive bonus) for the immediately prior fiscal year plus accrued obligations (as defined) payable 30 days after the date of termination and all then unvested restricted stock and stock options will be fully vested.

    If Mr. Idol is terminated "without cause" or he terminates his employment for "good reason" during the 12-month period following a "change in control" of the Company (as defined), Mr. Idol will be entitled to receive (i) the sum of three times his base salary plus three times his total bonus compensation (including his performance bonus and incentive bonus) for the immediately prior fiscal year, (ii) continued health, disability, and life insurance at the level then in effect for 18 months, and (iii) full vesting of all then unvested restricted shares of common stock and stock options. Notwithstanding the foregoing, if such payments and benefits are subject to an excise tax under the Internal Revenue Code of 1986, as amended, as "golden parachute payments," then such payments and benefits will be reduced to eliminate such excise tax if, and only if, Mr. Idol would be in a better after-tax position as a result of such reduction.

EMPLOYMENT AGREEMENT WITH MR. GOLDENBERG

    The Company and Lee Goldenberg, Corporate Executive Vice President, Worldwide Operations, are parties to an employment agreement, under which Mr. Goldenberg receives an annual base salary of $350,000, subject to increase at the discretion of the Company. This agreement has an initial term through December 31, 2000 and is automatically renewable for successive one-year terms, unless otherwise terminated. Pursuant to this agreement, Mr. Goldenberg is entitled to a target bonus of between 50% and 100% of his base salary, determined in accordance with the Company's Executive Incentive Plan (or successor plan thereto). Additionally, Mr. Goldenberg is entitled to participate in the Company's annual stock option program for executives (or successor plan thereto) and is entitled to a contribution by the Company of 5% of his base salary and bonus under the Company's deferred compensation program for executives. Commencing for fiscal 1999, Mr. Goldenberg may elect to defer between 10% and 100% of bonus to which he is entitled. Mr. Goldenberg may terminate the employment agreement upon 60 days' written notice to the Company. If the Company terminates the employment agreement without "cause," Mr. Goldenberg will be entitled to his base salary for a one-year period provided that he complies with certain confidentiality and non-solicitation covenants during such period.

EMPLOYMENT AGREEMENT WITH MR. PARSONS

    The Company and Joseph B. Parsons, Corporate Executive Vice President, Chief Financial and Administrative Officer of the Company, are parties to an employment agreement, under which Mr. Parsons receives an annual base salary of $300,000, subject to increase at the discretion of the Company. Pursuant to his agreement, Mr. Parsons also is entitled to a target bonus equal to 50% of his base salary. The agreement further provides that in the event of Mr. Parsons' disability, his termination by the Company "without reason," or his termination of the agreement for "good reason" (each as defined in the agreement), the Company will pay him or his estate an amount equal to his then current annual salary plus the bonus he earned during the prior fiscal year. The agreement is generally terminable by either party upon two months' notice.

STOCK OPTIONS

    The following tables set forth information with respect to options granted to the Named Executive Officers of the Company during the fiscal year ended January 2, 2000. No stock appreciation rights were granted to the Named Executive Officers during the fiscal year ended January 2, 2000.

                          OPTION GRANTS IN FISCAL 1999

                                                                                             POTENTIAL REALIZABLE
                                                                                               VALUE AT ASSUMED
                                                                                               ANNUAL RATES OF
                                                                                                 STOCK PRICE
                                                                                               APPRECIATION FOR
                                                        INDIVIDUAL GRANTS                      OPTION TERM (5)
                                                     ------------------------                --------------------
                                        NUMBER OF     PERCENT OF
                                       SECURITIES    TOTAL OPTIONS   EXERCISE
                                       UNDERLYING     GRANTED TO     OR BASE
                                         OPTIONS     EMPLOYEES IN     PRICE     EXPIRATION
NAME                                   GRANTED (1)    FISCAL YEAR     ($/SH)       DATE       5%($)      10%($)
----                                   -----------   -------------   --------   ----------   --------   ---------
Donna Karan..........................     --            --             --          --          --          --
John D. Idol (2).....................    100,000         24.7%         7.06       3/27/09    444,128    1,125,471
Lee Goldenberg (3)...................     25,000          6.2%         5.94       3/09/09     93,360      236,585
                                          18,000          4.4%         7.06       3/27/09     79,943      202,585
Joseph B. Parsons (3)................     35,000          8.6%         5.94       3/09/09    130,704      331,219
                                          18,000          4.4%         7.06       3/27/09     79,943      202,585
Lynn E. Usdan (4)....................      3,000           .1%         7.06       3/27/09     13,324       33,764

------------------------

(1) The options granted in fiscal 1999 were granted under the Company's 1996 Stock Incentive Plan. Under this plan, the exercise price may not be less than 100% of the fair market value of the common stock on the date the option is granted. All unexercisable stock options granted under the plan become exercisable upon a change in control of the Company. The plan allows shares of common stock to be used to satisfy any resulting Federal, state, and local tax liabilities. Following termination of employment, option holders have one year to exercise the portion of the stock option exercisable upon the date of termination of employment.

(2) These options were cancelled effective March 3, 2000, pursuant to Mr. Idol's election under the 2000 Exchange Program. These options had been granted pursuant to the executive officer's employment agreement and would have vested in equal installments over a four-year period.

(3) These options were cancelled effective March 3, 2000, pursuant to the Named Executive Officer's election under the 2000 Exchange Program. These options would have vested in equal installments over a three-year period. Options to purchase 18,000 shares had been granted in March 1999 under the Company's 1998 stock option program and the options to purchase 25,000 and 35,000 shares, respectively, had been granted as special one-time grants in recognition of additional responsibilities assumed by the Named Executive Officers.

(4) These options vest in equal installments over a three-year period and were granted in March 1999 under the Company's 1998 stock option program.

(5) In accordance with rules promulgated by the Securities and Exchange Commission, the potential realizable value of these grants (on a pre-tax basis) assumes that the common stock gains 5% or 10% in value per year, compounded over the 10-year life of the options. These are assumed rates of appreciation and are not intended to forecast future appreciation of the Company's common stock.

  AGGREGATED OPTION EXERCISES IN FISCAL 1999 AND FISCAL 1999 OPTION VALUES (1)

                                                         NUMBER OF
                                                        UNEXERCISED              VALUE OF UNEXERCISED
                                                OPTIONS AT FISCAL YEAR-END       IN-THE-MONEY OPTIONS
                                                            (#)                AT FISCAL YEAR-END ($)(2)
                                                ---------------------------   ---------------------------
NAME                                            EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                            -----------   -------------   -----------   -------------
Donna Karan...................................     --             --             --            --
John D. Idol (3)..............................    125,000         475,000        --            --
Lee Goldenberg (3)............................     23,250          52,750        --            15,613
Joseph B. Parsons (3).........................     34,500          66,500        --            21,858
Lynn E. Usdan.................................      4,479           4,771         1,400           553

------------------------

(1) No options were exercised in Fiscal 1999.

(2) The value of in-the-money options assumes the closing sales price of the common stock underlying the options as of January 2, 2000 ($6.5625).

(3) These options were cancelled, effective March 3, 2000, pursuant to the Named Executive Officer's election under the 2000 Exchange Program.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors and the Incentive Compensation Subcommittee thereof. The Compensation Committee, consisting entirely of non-employee directors, reviews annual salaries and bonuses for all executive officers and key members of the Company's design teams and management staff, and reviews and approves the terms and conditions of all employee benefit plans or changes thereto. The Incentive Compensation Subcommittee reviews and approves grants of stock options and restricted stock awards pursuant to the Company's 1996 Stock Incentive Plan.

COMPENSATION COMMITTEE PHILOSOPHY

    The general philosophy of the Compensation Committee is to link overall executive compensation with the performance of the Company and the individual executive. The focus is on both annual and long-term incentives and is designed to motivate the Named Executive Officers and other key employees of the Company to achieve and exceed the Company's annual financial and strategic goals. By providing a combination of incentives to the key employees of the Company, upon whose efforts and commitment the success and growth of the Company depends, the Compensation Committee not only rewards those efforts, but also provides a means by which those employees can share in the growth.

    The Company's compensation and benefit programs are designed to promote desired financial and operational results and thereby create value for the stockholders, by attracting, motivating and assisting in the retention of key employees with outstanding ability. The programs also are designed to align the interests of management with the interests of stockholders of the Company. In addition, compensation programs are designed to promote teamwork and resourcefulness on the part of key employees whose performance and responsibilities directly affect Company profits. In particular, compensation of a key employee generally is linked to the area in which such employee can have the greatest impact, whether on a divisional or corporate basis.

ANNUAL COMPENSATION

    Base Salary. The Named Executive Officers of the Company who have entered into employment agreements are compensated in accordance with those agreements, which were approved by the Board of

Directors or the Compensation Committee. Base salary is reviewed annually. Increases in base salary are determined primarily by individual performance rather than Company performance and are based on subjective evaluations of key qualitative factors that include personal accomplishments, strategic impact, and contributions to the Company. It is the Company's practice to offer to management and key employees a competitive salary so as to attract and retain a group of talented executives.

    Ms. Karan's compensation is set by the terms of her employment agreement with the Company, which agreement was approved prior to the Company's initial public offering by the then Board of Directors of the Company. The terms of this agreement are discussed in detail above in the summary of her employment agreement. In connection with and in support of the restructuring announced by the Company in November 1999, Ms. Karan agreed that for the balance of fiscal 1999 and for fiscal 2000 and fiscal 2001 her annual base salary will be reduced to $100,000 (as adjusted for increases in the Consumer Price Index).

    Annual Bonus. Pursuant to her employment agreement, a bonus of $326,603 was paid to Ms. Karan for fiscal 1999, which amount was based on the Company's adjusted pre-tax profits as set forth in her employment agreement.

    Eligible management and key employees, including the Named Executive Officers (other than Ms. Karan and Mr. Idol), were eligible to participate in the Company's Executive Incentive Plan (the "EIP"), pursuant to which annual bonuses are paid if certain specified objectives are met. Under the 1999 Bonus Program of the EIP, each participant was eligible to receive a bonus equal to a designated percentage of such participant's base salary (which varied depending upon the participant's position with the Company), if (i) pre-established pre-tax net income targets of the Company were met; (ii) specified budget targets of the participant's division were met; and/or (iii) individual strategic initiatives in support of the Company's annual corporate goals were achieved. The program provides that no payments will be made in any fiscal year in which the Company is not profitable, regardless of divisional performance. In fiscal 1999, the bonus award to the Named Executive Officers pursuant to the EIP was based 40% on the attainment of the pre-tax income targets of the Company; 40% on the attainment of specified divisional budget targets; and 20% on the attainment of specified individual strategic initiatives. The program provides that the maximum bonus payable to the Named Executive Officers, as a percentage of base salary, was 100% for the Corporate Executive Vice Presidents and 70% for the Corporate Senior Vice President.

    For fiscal 1999, bonuses paid to the Named Executive Officers under the EIP reflected the attainment of divisional targets, attainment of the Company's pre-tax net income goals, and attainment of individual strategic initiatives. For fiscal 1999, a total of 63 employees received bonuses under the EIP.

    In addition to the bonus under the EIP, the Committee awarded a discretionary bonus to Mr. Parsons as a result of his extraordinary efforts in fiscal 1999 in achieving a number of the Company's strategic initiatives.

LONG-TERM INCENTIVES

    Stock Options and Restricted Stock. The Company adopted the 1996 Stock Incentive Plan (the "Stock Plan") for the benefit of certain key employees and consultants of the Company (other than Ms. Karan and Mr. Weiss who are not entitled to participate in such plan). The purpose of the Stock Plan is to create a long-term mutuality of interests between such persons and the stockholders of the Company and to attract and retain executives and other key employees who are important to the success and growth of the Company. Stock options have value for an employee only if the price of the Company's stock increases above its fair market value on the grant date and the employee remains in the Company's employ for the period required for the stock option to be exercisable. Restricted stock has value for an employee if the employee remains in the Company's employ for the period required for the restricted stock award to vest.

    Under the terms of her employment agreement, Ms. Karan is not entitled to participate in the Stock Plan, but she is entitled to participate in any other option plan approved by stockholders. Pursuant to her employment agreement, under any such future plan, she will be entitled to benefits which are at least equal to or greater than the benefits received by any other employee of the Company.

    On January 24, 2000, the Incentive Compensation Committee approved the 2000 Exchange Program in order to, among other things, provide the Company's executive officers with more meaningful equity-based incentives and further the mutuality of interests between the Company and the named Executive Officers. The 2000 Exchange Program permitted the Company's Named Executive Officers to elect to have the Company cancel all of their existing vested and unvested options and receive an award of restricted shares of common stock intended to have the same economic value as the options, determined on a Black-Scholes basis. The restricted shares will vest on the third anniversary of the date of grant or earlier in 20% increments if the common stock trades at price levels ranging between $12 and $20 per share. Mr. Goldenberg and Mr. Parsons each elected, under the 2000 Exchange Program, to have all of his vested and unvested options replaced with an award of restricted stock.

    For fiscal 1999, the Company modified its equity award program from previous years. In lieu of stock options, the Company granted to the Named Executive Officers restricted shares intended to have the same economic value as the options that would otherwise have been granted for fiscal 1999. Other than with regard to grants made to the Chief Executive Officer, one-half of the grant will be made if divisional targets are achieved and the other half is made regardless of divisional performance. Under the 1999 Equity Grant Program, grants were made on March 24, 2000 to the Named Executive Officers based on the achievement of divisional goals. The restricted shares will vest on the fifth anniversary of the date of grant or earlier in 20% increments if the common stock trades at price levels ranging between $12 and $20 per share.

    Additionally, in recognition of additional responsibilities assumed by Mr. Goldenberg and Mr. Parsons, the Committee approved the grant in 1999 to Mr. Goldenberg and Mr. Parsons of a special one-time option to purchase 25,000 and 35,000 shares, respectively. The options granted had a 10-year term, vested over a three-year period commencing on the first anniversary of the date of grant, and had an exercise price equal to the fair market value of the common stock on the date of grant. These options were cancelled pursuant to the Named Executive Officer's election under the 2000 Exchange Program.

    Deferred Compensation Plan. The Company has adopted a deferred compensation plan covering eligible management and key employees, including the Named Executive Officers (other than Ms. Karan and Mr. Idol). In accordance with this plan, the Company credits a contribution to each participant's plan account equal to 5% of his or her annual cash compensation, including bonus, provided the Company has been profitable for such year. Amounts credited to a participant's account, together with amounts earned thereon, fully vest five years after participation in the plan. Based on the Company's results for fiscal 1999, each of the Named Executive Officer's plan account was credited under this plan.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

    Mr. Idol has an employment agreement with the Company which was approved by the Compensation Committee and the Incentive Compensation Subcommittee. See "Employment Arrangements" above for a summary of the terms of this agreement and the bonus plans in effect during the term of his agreement.

    For fiscal 1999, Mr. Idol was eligible to receive the Performance Bonus Award and the Incentive Bonus Award based on the attainment of objective criteria described in these plans (as described in more detail in the summary of his employment agreement). For fiscal 1999, the bonus paid to Mr. Idol reflects the attainment of goals established under the Performance Bonus Award. However, no bonus was paid under the Incentive Bonus Award.

    For fiscal 1999, Mr. Idol was granted a restricted stock award in March 2000 in accordance with the terms of the Equity Grant Program, described above under the section entitled "Employment Agreement with Mr. Idol." Mr. Idol also elected, under the 2000 Exchange Program, to have all of his vested and unvested options replaced with an award of restricted stock.

POLICY WITH RESPECT TO QUALIFYING COMPENSATION DEDUCTIBILITY

    The Company's policy with respect to the deductibility limit of Section 162(m) of the Internal Revenue Code of 1986, as amended, generally is to preserve the federal income tax deductibility of compensation paid when it is appropriate and is in the best interest of the Company and its stockholders. However, the Company reserves the right to authorize the payment of non-deductible compensation if it deems that it is appropriate.

    Amounts realized by the Named Executive Officers in connection with awards of restricted shares under the 2000 Exchange Program and the Equity Grant Program may be nondeductible under Section 162(m) of the Internal Revenue Code of 1986, as amended, depending upon the surrounding facts and circumstances. Nonetheless, the Company believes that the adoption of those programs was necessary in order to increase stock ownership by the Named Executive Officers and to further incentivize them.

                                          MEMBERS OF THE COMPENSATION COMMITTEE
                                          ANN MCLAUGHLIN, CHAIRMAN
                                          M. WILLIAM BENEDETTO
                                          JOHN EYLER

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

LICENSE AGREEMENT FOR PRINCIPAL TRADEMARKS

    Gabrielle Studio, a corporation wholly-owned by Ms. Karan, Mr. Weiss, and the KW Trust, entered into a license agreement (the "License Agreement") with the Company. The License Agreement provides for the grant of an exclusive license throughout the world to use, and to sublicense the right to use, the trademarks "Donna Karan," "Donna Karan New York," "DKNY," "DK," and all variations thereof (collectively, the "Licensed Marks") and to use and to sublicense the right to use the name, signature, and likeness of Ms. Karan (the "Name") in connection with the design, manufacture, distribution, sale (both at retail and at wholesale), advertising, marketing, and promotion of products of any kind, nature, or description except for certain products and other matters, such as food products, restaurants, toys, and games and in connection with the provision of certain store services, all of which Gabrielle Studio has licensed to Ms. Karan.

    The License Agreement continues in perpetuity unless earlier terminated as provided therein. The License Agreement provides that it may be terminated by Gabrielle Studio upon the failure of the Company to pay any amount due within 60 days of receipt of notice of such failure, or if the Company violates the quality control provisions of the License Agreement and fails to initiate and thereafter pursue appropriate corrective action within 60 days after a final unappealable determination by an arbitration tribunal or court of competent jurisdiction that such violation has occurred. The License Agreement may be terminated by Gabrielle Studio upon the occurrence of, among other events, a change in control of the Company, which includes certain changes in the ownership of voting securities, an acquisition by a third party of 30% of the voting securities of the Company, mergers, sales of assets, and changes in the composition of the Board of Directors. The Company is paying all costs in connection with the transfer of record ownership of the Licensed Marks to Gabrielle Studio and all costs associated with the registration, prosecution, and infringement of the Licensed Marks.

    The License Agreement imposes certain obligations on the Company with respect to the use of sales materials, protection of the Licensed Marks, indemnification of Gabrielle Studio, the maintenance of public liability insurance, and quality control of products bearing the Licensed Marks or the Name. The License Agreement also limits the use of the Licensed Marks in certain circumstances and in general prohibits any transfer or assignment of the rights thereunder.

    The License Agreement provides that the Company will pay to Gabrielle Studio an annual royalty equal to 1.75% of the first $250 million of net sales (as defined in the License Agreement, which includes products and store services) for such year, plus 2.5% of the next $500 million of net sales for such year, plus 3% of the next $750 million of net sales for such year, plus 3.5% of all net sales for such year in excess of $1.5 billion. For purposes of computing the annual royalty, "net sales" includes sales by the Company, its affiliates, its subsidiaries, and its sublicensees of products bearing any of the Licensed Marks or the Name. During fiscal 1999, the Company incurred royalty expense of $25.0 million to Gabrielle Studio pursuant to the License Agreement, of which amount $10.6 million was accrued in fiscal 1999 but will be paid in fiscal 2000.

REGISTRATION RIGHTS AGREEMENT

    In connection with the Company's initial public offering, the Company, members of the Takihyo Group, Ms. Karan, Mr. Weiss, the KW Trust, and Gabrielle Studio entered into a registration rights agreement, pursuant to which the Company granted to members of the Takihyo Group and the Karan/ Weiss Group certain demand and "piggyback" registration rights. In connection therewith, the Company has agreed to pay certain expenses related to the registration of securities under the registration rights agreement.

BOUTIQUE AGREEMENT

    On October 29, 1998, the Company and Urban Zen LLC ("Urban Zen"), an entity of which Ms. Donna Karan is the sole member, entered into a boutique license agreement granting Urban Zen the right to open and operate a DONNA KARAN NEW YORK flagship-store in New York City, which is scheduled to open in 2001. The boutique agreement has an initial five-year term, with two renewal periods at Urban Zen's option assuming certain conditions are met. The agreement further provides that the Company will provide Urban Zen with certain management services in connection with the operation of the store, in exchange for an annual fee equal to the greater of 3% of sales and $150,000, and that Urban Zen will be entitled to offer for sale certain non-Company products. In all other material respects, the boutique license agreement is similar to the Company's other boutique agreements for DONNA KARAN NEW YORK stores, including provisions for the sale of Donna Karan merchandise to Urban Zen, minimum purchase requirements and minimum advertising requirements. It is expected that Ms. Karan will devote a portion of her time to the Collection Store. Since the boutique was not open in fiscal 1999, no fees were incurred by Urban Zen under the boutique agreement.

    Additionally, in connection with lease for this store, the Company has agreed to permit Gabrielle Studio to guarantee Urban Zen's obligations under the lease.

OTHER AGREEMENTS AND TRANSACTIONS

    For a discussion of the voting arrangement between the members of the Karan/Weiss Group and members of the Takihyo Group, see "ELECTION OF DIRECTOR--Certain Voting Arrangements."

    In addition, in connection with the reorganization of the Company in connection with its initial public offering the Company agreed to indemnify the Karan/Weiss Group and the Takihyo Group for certain obligations arising prior to or as a result of the reorganization.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee is comprised of Mr. Benedetto, Mr. Eyler and Ms. McLaughlin. Ms. Karan serves as an ex-officio member of such committee. Ms. Karan is the Chairman of the Board and Chief Designer. Also see "Certain Relationships and Related Transactions" above, for information with respect to certain members of the Board of Directors.

PERFORMANCE GRAPH

    The following graph compares the cumulative total stockholder return on $100 invested on June 28, 1996 through January 2, 2000 (assuming reinvestment of dividends), with the cumulative total return for the same period on the same amount invested in the Standard & Poor's 500 Stock Index ("S&P 500") and the Standard & Poor's Textile/Apparel Index ("S&P Textile Index"). Trading of the Company's common stock commenced on June 28, 1996, on a when issued basis.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

        DONNA KARAN INTERNATIONAL INC.  S&P 500  S&P TEXTILE-APPAREL ($)
Jun-96                             100      100                      100
Dec-96                           58.85   117.43                   112.11
Dec-97                           53.64   149.51                   126.64
Dec-98                           31.77   192.24                   109.59
Dec-99                           27.34   232.69                    81.79

                                  PROPOSAL TWO
                         RATIFICATION OF APPOINTMENT OF
                              INDEPENDENT AUDITORS

    The Board of Directors, upon recommendation of the Audit Committee, has appointed Ernst & Young LLP, independent auditors, to audit the books and records of the Company for the 2000 fiscal year.

    One or more representatives of Ernst & Young LLP will be present at the Annual Meeting, will be given an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

    Ratification of the appointment of the independent auditors requires the affirmative vote of a majority of the votes cast by the holders of the common stock.

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE THEIR SHARES FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT AUDITORS FOR THE COMPANY FOR THE 2000 FISCAL YEAR. PROXIES RECEIVED BY THE COMPANY WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY IN THEIR PROXY A CONTRARY CHOICE.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than ten-percent beneficial owners are required by applicable regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of the forms furnished to the Company, or written representations from certain reporting persons that no Forms 5 were required, the Company believes that all filing requirements applicable to its executive officers and directors were complied with during the 1999 fiscal year.

          DATE FOR SUBMISSION OF STOCKHOLDER PROPOSALS AND NOMINATIONS

    Any stockholder proposal intended for inclusion in the proxy statement and form of proxy relating to the Company's 2001 annual meeting of stockholders must be received by the Company not later than December 14, 2000, pursuant to the proxy solicitation regulations of the Securities and Exchange Commission. Pursuant to such rules, if a stockholder notifies the Company after March 1, 2001 of an intent to present a proposal at the Company's 2001 annual meeting of stockholders, the Company will have the right to exercise its discretionary voting authority with respect to such proposal, if presented at the meeting, without including information regarding such proposal in its proxy materials. In addition, the Company's Restated Certificate of Incorporation requires that nominations for director may be made by or at the direction of the Board of Directors (or any duly authorized committee thereof) or by any stockholder of record entitled to vote for the election of directors who has delivered timely notice in writing to the Secretary of the Company. To be timely, a stockholder's notice must be delivered to or mailed and received within the time periods specified in Rule 14a-8(a)(3) (or any successor rule) of the Securities Exchange Act of 1934, as amended.

    The Company's By-laws further provide that no business may be brought before an annual meeting except as specified in the Company's notice of meeting or as otherwise brought before the meeting by or at the direction of the Board or by a stockholder entitled to vote at such meeting who has given timely written notice within the time limits noted above for a nomination for the election of a director. Nothing herein shall be deemed to require the Company to include in its proxy statement and form of proxy for such meeting any stockholder proposal which does not meet the requirements of the Securities and Exchange Commission in effect at the time.

    A copy of the full text of the Company's Restated Certificate of Incorporation and By-laws may be obtained upon written request to the Secretary of the Company at the address provided above.

                                 OTHER MATTERS

    As of the date of this Proxy Statement, the Board of Directors does not know of any other matters to be presented for action by the stockholders at the Annual Meeting. If, however, any other matters not now known are properly brought before the meeting, the persons named in the accompanying proxy will vote such proxy in accordance with the determination of a majority of the Board of Directors.

                              COST OF SOLICITATION

    The cost of soliciting proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally or by telephone by directors, officers, and employees of the Company, who will not be specially compensated for such activities. Such solicitations may be made personally or by mail, facsimile, telephone, or messenger. The Company also has retained ChaseMellon Shareholder Services Proxy Solicitation to assist in the solicitation of proxies, at an estimated cost of $4,500, plus reimbursement of reasonable out-of-pocket expenses. The Company will request persons, firms, and companies holding shares in their names or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. The Company will reimburse such persons for their reasonable expenses incurred in that connection.

                             ADDITIONAL INFORMATION

    The Company has filed an Annual Report on Form 10-K for the fiscal year ended January 2, 2000 with the Securities and Exchange Commission. Stockholders may obtain, without charge, a copy of the Form 10-K (without exhibits) by writing to the Investor Relations Department at Donna Karan International Inc., 550 Seventh Avenue, New York, New York 10018. The exhibits to the Form 10-K are available upon payment of charges which approximate the Company's cost of reproduction.

                                          By Order of the Board of Directors,

                                          [/S/ LYNN E. USDAN]

                                          Lynn E. Usdan
                                          SECRETARY

April 14, 2000

    STOCKHOLDERS ARE REQUESTED TO DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ADDRESSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. YOUR PROMPT RESPONSE WILL BE HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED.

                                       22
ds

                        DONNA KARAN INTERNATIONAL INC.
                        ------------------------------

                                    PROXY


        The undersigned hereby appoints John D. Idol, Joseph B. Parsons and Lynn E. Usdan, and each of them, with power of substitution, to represent and to vote on behalf of the undersigned all of the shares of Donna Karan International Inc. (the "Company"), which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held in the Haft Auditorium at the Fashion Institute of Technology, 227 West 27th Street, New York, New York 10001 on Thursday, May 25, 2000, at 10:00 a.m. (local time), and at any adjournment or adjournments thereof, hereby revoking all proxies heretofore given with respect to such stock, upon the following proposals more fully described in the notice of and proxy statement for the meeting (receipt of which is hereby acknowledged).

                        (TO BE SIGNED ON REVERSE SIDE)

                                                                   -------------
                                                                        SEE
                                                                      REVERSE
                                                                        SIDE
                                                                   -------------

       Please mark your
/X/    votes as in this
       example.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR (1) AND (2).

1.   ELECTION OF DIRECTORS

     FOR all nominees listed below (except as marked to the contrary)  (   )

     WITHHOLD AUTHORITY to vote for all nominees listed below (   )

     Nominees:  John D. Idol and John Eyler

     (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below).

                             ---------------------

2. PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY FOR THE 2000 FISCAL YEAR.

           (  )  FOR     (  )  AGAINST     (  )  ABSTAIN

3. In their discretion upon such other matters as may properly come before the meeting.

       I will attend the meeting. (  )    I will not attend the meeting. (  )

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.


     __________________________________________ Date _____________________
     Signature


     __________________________________________ Date _____________________
     Signature if held jointly


Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


      PLEASE RETURN PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.